Agreement no. PS26-014 Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential. AMENDMENT AGREEMENT NO. 2 This Amendment Agreement 2 to the License Agreement PS22-006 (“Amendment”) is between Volvo Car Corporation, 556074-3089, a corporation organized and existing under the laws of Sweden (“Licensor”) and Polestar Automotive China Distribution Co. Ltd., Reg No. 91510112MA6D05KT88, a corporation organized and existing under the laws of People´s Republic of China (“Licensee”). Each of Licensor and Licensee is hereinafter referred to as a “Party” and jointly as the “Parties”. BACKGROUND A. The Parties have entered into a Restated License Agreement on 15 February 2022 (PS22- 006) and Amendment Agreement No. 1 on 19 February 2025 (PS24-115) (the “Agreement”). B. The Parties now wish to amend the Agreement to the extent set out below. C. Now, therefore, the Parties agree as follows: 1. SCOPE OF AMENDMENT 1.1 The Agreement will be deemed amended to the extent herein provided and will, except as specifically amended, continue in full force and effect in accordance with its original terms. In case of any discrepancy between the provisions of this Amendment and the Agreement, the provisions of this Amendment shall prevail. Any definitions used in this Amendment shall, unless otherwise is stated herein, have the respective meanings set forth in the Agreement. 1.2 The amendments to the provisions in the Agreement as stated in Section 2 below, such provisions highlighted for ease of reference in bold italics, shall come into force on the date this Amendment is signed by the last Party to sign it (as indicated by the date associated with that Party’s signature) (“Effective Date”). 1.3 As of the Effective Date of this Amendment the technical content listed Section 2 below shall no longer be considered part of the deliveries under the Agreement. For the sake of clarity Licensor will not be obligated to deliver the technical content listed in Section 2 below. 2. AMENDMENTS 2.1 Appendix 1 of the Agreement shall be updated according to below: Page 07 – 1.0 [***] Page 10 – [***]

Agreement no. PS26-014 3. GENERAL PROVISIONS 3.1 This Amendment is and should be regarded and interpreted as an amendment to the Agreement. The validity of this Amendment is therefore dependent upon the validity of the Agreement. 3.2 No amendment of this Amendment will be effective unless it is in writing and signed by both Parties. A waiver of any default is not a waiver of any later default and will not affect the validity of this Amendment. 3.3 Sections 16 and 17 of the Agreement shall apply to this Amendment as well. 3.4 The Parties may execute this Amendment in counterparts, including electronic copies, which taken together will constitute one instrument. This Amendment may be executed and delivered by email and upon such delivery the portable document format signature will be deemed to have the same effect as if the original signature had been delivered to the other Party. ______________________________ [SIGNATURE PAGE FOLLOWS]

Agreement no. PS26-014 This Amendment has been signed electronically by both Parties. VOLVO CAR CORPORATION POLESTAR AUTOMOTIVE CHINA DISTRIBUTION CO. LTD. By: Helen Hu By: Hu Shiwen Printed Name: Printed Name: ______ Title: General Councel Title: General Manager Date: 31st March 2026 Date: 31st March 2026 By: Fredik Hansson By: Printed Name: Printed Name: _____________ Title: CFO Title: ______ Date: 31st March 2026 Date: